Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-90840, 333-119850, 333-129421, 333-153852, and 333-184158 on Form S-8; and No. 333-203814 on Form S-3ASR of our report dated February 26, 2018 (June 8, 2018 as it relates to the adoption of ASU 2014-09 and ASU 2016-18 as discussed in Note 1 of the financial statements), relating to the consolidated financial statements and financial statement schedule of Boyd Gaming Corporation and Subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of ASU 2014-09 and ASU 2016-18) appearing in this Current Report on Form 8-K of Boyd Gaming Corporation.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

June 8, 2018